Exhibit (k)(5)

FORM OF AFFILIATE FUND WAIVER AGREEMENT

Global X Venture Fund

AGREEMENT made as of the [ ] day of [ ], by and between Global X Venture Fund, a Delaware statutory trust (the “Fund”), and Global X Management Company LLC (the “Adviser”), an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended.

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end management investment company;

WHEREAS, the Adviser acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund dated as of March 12, 2025 (the “Investment Management Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Adviser pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Agreement agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Investment Management Agreement.

2.	During the term of the Investment Management Agreement, the Adviser hereby contractually agrees to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net advisory fees it collects from any affiliated mutual funds and/or exchange-traded funds on the Fund’s investment in such affiliated funds.

3.	This Agreement shall remain in effect so long as the Investment Management Agreement remains in effect, provided that this Agreement will automatically terminate upon the termination of the Investment Management Agreement, with such termination effective upon the effective date of the Investment Management Agreement’s termination.

4.	This Agreement will be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

5.	This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

GLOBAL X VENTURE FUND

By:
Title:

GLOBAL X MANAGEMENT COMPANY LLC

By:
Title: